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                                                                     Exhibit 5.1





                                 April 30, 2001




DSP Group, Inc.
3120 Scott Boulevard
Santa Clara, California 95054

Ladies and Gentlemen:

              At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 additional shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), reserved for issuance under the Company's 1991 Employee and Consultant Stock Plan (the "Plan"), as amended.

              As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of these 1,000,000 shares of the Common Stock to be issued under the Plan.

              It is our opinion that the 1,000,000 shares of Common Stock which may be issued and sold by the Company, when issued and sold in the manner referred to in the registration statements referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

              We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                   Very truly yours,



                                   /s/ MORRISON & FOERSTER LLP